Exhibit 10.15

English translation

Ref. No.

Liaoning Sunshine Pharmaceutical Co., Ltd.

Sales (Distribution) Agreement 2006

Party A: Liaoning Sunshine Pharmaceutical Co., Ltd. (hereinafter referred to as Party A)

Party B:

In accordance with the relevant Chinese laws and regulations, Party A and Party B have reached this agreement regarding sales (distribution) of Party A’s products by Party B on the basis of mutual benefits and common development through friendly negotiations of both parties.

1. Specifications and Price of the products supplied by Party A to Party B:

Product / Specification	Price	Product / Specification	Price

In the event of any price change during the term of this Agreement due to bidding invitation or restrictive pricing imposed by the government, the parties shall negotiate in respect of the price of any supply on the basis of mutual benefit and enter into a supplemental agreement thereof. The parties shall negotiate to settle any loss of the inventories of Party B caused by the change of price after formal implementation of the new supply price.

The retail prices of the aforesaid products are subject to the national prices and the prices approved by drug regulatory authority or the local price regulatory authority to which Party B is subject.

2.	The sales region of Party B designated by Party A is: ; Party B shall be (exclusive/non-exclusive) distributor for Party A in the designated region.

3.	Party B’s term of sales: From 1 January 2006 until 31 December 2006.

Delivery address designated by Party B:

Any change of delivery address of Party B shall be made by written notice of Party B. If Party B fails to so notify Party A promptly, Party B shall be solely liable for any loss so incurred.

5.	Mode and charge of transportation

5.1	Mode of transportation:

5.2	Charge of transportation: Party A shall pay for the charge of transportation from the point of delivery to the agreed destination city, and Party B shall pay for the charge of unloading and in-town short-distance transportation.

6.	Payment and Delivery: Each order placed by Party B shall be affixed with the seal specifically for agreement or the common seal and delivered by way of fax. Party B adopt the way of payment / delivery set forth under :

6.1	Cash payment: Party A shall deliver the goods within 3 working days upon receipt of payment from the client to Party A’s bank account.

6.2	Delivery against payment: delivery shall be made within 3 working days after Party A receives the purchase order from Party B, and the payment terms of Party B shall be days after receipt of the goods. Party A has granted a credit line of yuan to Party B (including price of goods owed by Party B to Party A before the date of this Agreement); any amount in excess of such credit line shall be firstly paid in whole or in part by Party B before Party A delivers the goods.

6.3	Mutual confirmation: Party A shall notify Party B immediately after the goods are shipped to the carrier. Party B shall accept the goods on site after inspection and notify Party A by fax after receipt of goods. If Party A fails to receive any written confirmation from Party B within 10 days after the goods are shipped, Party A may deem the bill of lading issued by the carrier as confirmation from Party B, and that Party B shall be deemed to have received and accepted the goods after inspection.

6.4	Any payment shall be made to the following bank account designated by Party A:

Correspondent Bank:

Account Number:

Any change of Party A’s bank account shall be made by Party A in writing.

6.5	Party B is obliged to assist the financial personnel of Party A in their normal audit of corresponding accounts.

7.	If Party B finds that any goods are in shortage or damaged upon receipt, it shall require the carrier to provide valid certificate and notify Party A in writing within 3 working days, the failure of which shall be deemed acceptance of such goods by Party B upon inspection.

8.	It is agreed by the parties that Party B undertakes to accomplish turnover of yuan (including payment of yuan actually received) in the year 2006.

9.	If Party B requests to return the goods due to any reason other than the quality of the goods, it shall obtain prior written approval from Party A; otherwise Party B is not entitled to return any goods.

10.	Party B shall not deliver and sell the products mentioned in this Agreement outside the area designated hereunder without the written consent of Party A.

11.	If Party B is the exclusive distributor for Party A’s product in the designated area, Party B shall not act as the agent or distributor of any product competing against Party A’s products. Failure to do so will empower Party A to deprive Party B’s exclusive distributorship for Party A and hold Party B liable for its breach of this Agreement.

12.	Any goods accepted by Party B upon inspection shall be duly stored and delivered in accordance with PRC regulations, industry practices, regulatory requirements or specifications of the goods, otherwise Party B shall be liable for any problems arisen in regard to the quality of the goods.

13.	Breach of this Agreement: Unless otherwise agreed upon by the parties, in case of any breach of this Agreement, the non-breaching party may claim a liquidated damages to the breaching party at the amount of 20% of the total purchase price under this Agreement.

14.	Means of dispute settlement: If any dispute arises in connection with performance of this Agreement, the parties shall settle such dispute through negotiation. If such negotiation fails, either party shall file a suit before the People’s Court with jurisdiction over the area where Party A is located.

15.	This Agreement shall take effect after it is signed and sealed by both parties. Unless otherwise expressly agreed by both parties, this Agreement applies to all business transactions entered into between Party A and Party B during the term of this Agreement. For matters not covered hereunder, the parties shall enter into supplementary agreement or schedule attached hereto after mutual consultation. The supplementary agreements and the appendixes hereto are of the same legal effect as this Agreement.

16.	This Agreement is made in duplicate, with each party holding one copy.

Party A: Liaoning Sunshine Pharmaceutical Co., Ltd.

Address: Rm.1A3, 10, Shenyang Economic-Technological Development Area

Postal Code: 110027

Telephone: 024-25811820

Fax: 024-25813703

Representative:

Date:

Party B:

Address:

Postal Code:

Telephone:

Fax:

Representative:

Date: